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                                                                  EXHIBIT 12.1

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                                                    PRO FORMA
                                                                                                     -----------------------------
                                                                                                                       NINE MONTHS
                                                                                      NINE MONTHS       YEAR ENDED        ENDED
                                         YEARS ENDED DECEMBER 31,                 ENDED SEPTEMBER 30,  DECEMBER 31,   SEPTEMBER 30,
                           ------------------------------------------------------------------------- --------------   ------------
                             1992        1993       1994       1995       1996      1996      1997         1996          1997
                           --------- ----------  ---------- ---------  --------- ---------  -------- --------------   ------------
                                          (DOLLARS IN THOUSANDS)                      (UNAUDITED)
   (UNAUDITED)
EARNINGS
INCOME BEFORE INCOME
TAXES,
 EXTRAORDINARY CHARGE,
 CUMULATIVE EFFECT OF
 ACCOUNTING CHANGES AND
 DISCONTINUED OPERATIONS... $(9,589)   $(2,419)    $(4,567)   $22,269   $19,423    $19,348   $1,804      $ 5,346         $(7,470)
INTEREST EXPENSE, NET
 OF CAPITALIZED INTEREST...   7,716      6,345       6,194      5,986     5,398      4,059    3,592       20,303          14,799
PORTION OF RENTS
 REPRESENTATIVE OF
 INTEREST FACTOR...........       0          3           3          2         2          2        1            2               1
AMORTIZATION OF
 CAPITALIZED INTEREST......       0         45          67         67        67         50       50           67              50
                           --------- ----------  ---------- ---------  --------- ---------  -------- --------------   -------------
 TOTAL EARNINGS............ $(1,873)   $ 3,974     $ 1,697    $28,324   $24,890    $23,459   $5,447      $25,718         $ 7,380
                           ========= ==========  ========== =========  ========= =========  ======== ==============   =============
FIXED CHARGES
INTEREST EXPENSES
 (BEFORE DEDUCTING
 CAPITALIZED INTEREST).....   7,716      7,282       6,714      6,053     5,465      4,109    3,642       20,370          14,849
PORTION OF RENTS
 REPRESENTATIVE OF
 INTEREST FACTOR...........       0          3           3          2         2          2        1            2               1
                           --------- ----------  ---------- ---------  --------- ---------  -------- --------------   -------------
 TOTAL FIXED CHARGES....... $ 7,716    $ 7,285     $ 6,717    $ 6,055   $ 5,467    $ 4,111   $3,643      $20,372         $14,850
                           ========= ==========  ========== =========  ========= =========  ======== ==============   =============
RATIO OF EARNINGS
 TO FIXED CHARGES .........   (.243)      .546        .253      4.678     4.553      5.706    1.495        1.262            .497
                           ========= ==========  ========== =========  ========= =========  ======== ==============   =============
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